Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is dated as of October 6, 2023, by and among Future Dao Group Holding Limited, a Cayman Islands exempted company (the “Company”), Future Dao League Limited, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and Metal Sky Star Acquisition Corporation, a Cayman Islands exempted company (“SPAC”). The Company, Merger Sub and SPAC are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of April 12, 2023 (the “Merger Agreement”); and

WHEREAS, the Parties desire to terminate the Merger Agreement in accordance with Section 10.01(a) thereof as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

TERMINATION

1.	Termination of Merger Agreement. In accordance with Section 10.01(a) of the Merger Agreement, SPAC and Company hereby agree by mutual consent to terminate the Merger Agreement effective as of the date hereof. Pursuant to and in accordance with Section 10.02 of the Merger Agreement, the Merger Agreement has become void and no Party shall have any further obligations thereunder.

2.	Waiver; Release.

a)	SPAC for itself and on behalf of its affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge the Company, Merger Sub and their affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Merger Agreement, the Ancillary Documents, and the Merger (the “SPAC Released Claims”); provided, however, that this Section 2(a) shall not impact, limit, restrict, or waive any terms, provisions, rights or obligations (i) that expressly survive the termination of the Merger Agreement pursuant to Section 10.02; or (ii) set forth in this Termination Agreement (collectively, the “SPAC Released Claims”).

b)	Company and Merger Sub for themselves and on behalf of each of their respective affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge SPAC and its affiliates and each of its respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Merger Agreement, the Ancillary Documents, and the Merger; provided, however, that this Section 2(a) shall not impact, limit, restrict, or waive any terms, provisions, rights or obligations (i) that expressly survive the termination of the Merger Agreement pursuant to Section 10.02; or (ii) set forth in this Termination Agreement (collectively, the “Seller Released Claims,” and together with the SPAC Released Claims, the “Released Claims”).

c)	Each Party acknowledges and understands that there is a risk that subsequent to the execution of this Termination Agreement, each Party may discover, incur or suffer Released Claims that were unknown or unanticipated at the time of the execution of this Termination Agreement, and which, if known on the date of the execution of this Termination Agreement, might have materially affected such Party’s decision to enter into and execute this Termination Agreement. Each Party further agrees that by reason of the releases contained herein, each Party is assuming the risk of such unknown Released Claims and agrees that this Termination Agreement applies thereto.

3.	Public Announcements. The SPAC shall issue a Current Report on Form 8-K relating to this Termination Agreement hereto no later than the fourth (4th) Business Day after the date hereof (the “Form 8-K”). Prior to filing the Form 8-K, SPAC shall reasonably consult with Company and Merger Sub Representative and provide him with an opportunity to review and comment on such Form 8-K and shall consider any such comments in good faith. Thereafter, and except for such Form 8-K filing, except for disclosure or communication required by applicable Law or stock exchange rule, or in response to any request by any Governmental Authority, no Party shall issue any press release, public statement or public filing with respect to the other Parties, the transactions contemplated by the Merger Agreement and/or this Termination Agreement, without the prior written consent of the SPAC, in the case of the Company or Merger Sub or their Representative, or the Company and Merger Sub in the case of the SPAC; provided that, prior to any disclosure or communication required by applicable Law or stock exchange rule or in response to a request by a Governmental Authority, SPAC or Company, as applicable, shall (i) use their reasonable best efforts to consult with each other before making any such disclosure, communication or response; and (ii) to the fullest extent permitted by applicable Law, first allow the other to review such disclosure, communication or response and the opportunity to comment thereon, and shall consider such comments in good faith. Notwithstanding the above, nothing set forth in this Section 3 shall prohibit SPAC from making similar disclosures as set forth in the Form 8-K in other future filings, proxy statements or other documents filed with, or disclosed with, the Securities and Exchange Commission.

4.	Governing Law; Waiver of Jury Trial; Jurisdiction; Trust Account Waiver. Section 11.01, Section 11.06, Section 11.11, and Section 11.12 of the Merger Agreement are hereby incorporated by reference into this Termination Agreement, mutatis mutandis.

5.	Headings. The descriptive headings contained in this Termination Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Termination Agreement.

6.	Severability. If any term or other provision of this Termination Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Termination Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Termination Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Termination Agreement be consummated as originally contemplated to the fullest extent possible.

7.	Execution and Counterparts. This Termination Agreement may be executed and delivered (including by facsimile or portable document format (.pdf transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.	Amendment. This Termination Agreement may only be amended in writing by the Parties.

9.	Expenses. Each Party hereby agrees to pay the expenses (including the fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by such Party in connection with the Merger Agreement and the transactions contemplated thereby in accordance with the Merger Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The SPAC: Metal Sky Star Acquisition Corporation

By:	/s/ Olivia He
Name:	Olivia He
Title:	CEO

Merger Sub: Future Dao League Limited

By:	/s/ Li Wenjin
Name:	Li Wenjin
Title:	Director

The Company: Future Dao Group Holding Limited

By:	/s/ Li Wenjin
Name:	Li Wenjin
Title:	Director

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